                              CLARIFICATION TO THE
                                  GAINSCO, INC.
                      EXECUTIVE INCENTIVE COMPENSATION PLAN

         WHEREAS, GAINSCO, INC. ("GAINSCO") has adopted and continues to maintain a plan providing incentive compensation for a select group of its executives which is entitled the GAINSCO Executive Incentive Compensation Plan (the "Plan");

         AND WHEREAS, the Plan is attached to and its terms are incorporated into the Employment Agreement (the "Agreement") between GAINSCO and Joseph D. Macchia (the "Employee"), which was executed on July 5, 1979;

         AND WHEREAS, GAINSCO has administered the Plan in a consistent manner over the years to reflect the true intent of the parties relative to the entitlement of the Employee to the benefits provided by the Plan and the amount of those benefits.

         AND WHEREAS, certain ambiguous provisions of the Plan could possibly be misinterpreted to represent some intent or meaning inconsistent with the original intent and meaning of GAINSCO relative to the entitlement of the Employee to the benefits provided by the Plan and the amount of those benefits.

         NOW THEREFORE, the Plan is hereby corrected as follows to remove any ambiguity from the terms of the Plan and to make the language of the Plan accurately reflect the original meaning and intent of GAINSCO relative to the entitlement of the Employee to the benefits provided by the Plan and the amount of those benefits as reflected by the manner in which GAINSCO has administered the Plan over the years.

         The recital paragraph of the Plan which precedes Paragraph I is hereby deleted in its entirety and the following is substituted in its place:

                           The following plan of executive incentive
                  compensation shall become effective for the calendar year 1988 and subsequent years unless rescinded or modified by the Board of Directors. However, to the extent that this plan is or has been incorporated into the terms of the Employment Agreement between GAINSCO, INC. and Joseph D. Macchia (the "Employee:"), and the terms of such Employment Agreement provide that the Employee's Base Share of the Fund created under this plan shall not be reduced without the consent of the Employee, then the Board of Directors does not have the power to rescind, modify or terminate the plan or take any other action, relative to the administration of the plan which would have the effect of reducing the Employee's Base

                  Share of the Fund created under this plan without the consent of the Employee.

                           The Executive Incentive Compensation Committee shall
                  be made up of three persons, consisting of the President and two members of the Board of Directors. A simple majority vote shall be necessary for administering the plan.

         EXECUTED on behalf of GAINSCO, INC. as of the 16th day of May, 1995.

                                              By:  S/Jack L. Johnson
                                                  ------------------------------
                                                   Jack L. Johnson
                                                   Senior Vice President